Exhibit 99.1

CORONADO BIOSCIENCES REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2013

Burlington, MA – May 8, 2013 – Coronado Biosciences, Inc. (NASDAQ: CNDO), a biopharmaceutical company focused on the development of novel immunotherapy biologic agents for the treatment of autoimmune diseases and cancer, announced today its financial results for the first quarter ended March 31, 2013.

“During the first quarter of 2013, Coronado remained focused on driving our clinical programs forward,” said Dr. Harlan F. Weisman, Coronado’s Chairman and CEO. “We expect to report data from two large Phase 2 trials evaluating TSO in Crohn’s disease during the second half of 2013: Top-line results from Coronado’s TRUST-I trial in the U.S. and a second interim analysis from our development partner Dr. Falk Pharma’s TRUST-II trial in Europe. Additionally, we have commenced several investigator-initiated studies. Data from the first studies in autism and psoriasis could also be available before the end of the year.”

“We have also strengthened our financial position during this quarter,” continued Dr. Weisman. “From January 1, 2013 through May 7, 2013, we sold an aggregate of approximately 3.4 million shares of our common stock under our at-the-market sales facilities for net proceeds of approximately $29.9 million.”

Financial Highlights:

•	Coronado reported a net loss of $8.9 million, or $0.35 per share, for the first quarter of 2013 compared to a net loss of $6.6 million, or $0.35 per share, for the first quarter of 2012.

•	Research and development expenses were $ 6.0 million for the three months ended March 31, 2013 compared to $4.6 million for the three months ended March 31, 2012.

•	General and administrative expenses totaled $ 2.5 million for the three months ended March 31, 2013 compared to $2.0 million for the three months ended March 31, 2012.

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At March 31, 2013, Coronado’s cash and cash equivalents totaled $44.1 million. To date, the company has sold approximately 3.4 million shares under its at-the-market sales facilities for net proceeds of approximately $29.9 million.

Recent Corporate and Scientific Highlights:

•	Signed Research Collaboration and License Agreement with Freie Universität Berlin for secretory products of Trichuris suis

•	Commenced an investigator-initiated study at The Mount Sinai School of Medicine evaluating TSO in psoriasis

•	Hosted analyst event in New York City

•	Appointed Dr. Thomas Schaible as Project Leader, Inflammatory Bowel Disease

Upcoming Events:

•	Bank of America Merrill Lynch 2013 Health Care Conference, May 14, 2013

•	UBS Global Healthcare Conference, May 20, 2013

Conference Call and Webcast Information

Coronado management will review its first quarter financial results and development programs via conference call and webcast today at 8:30 AM ET. To participate in the conference call, please dial (877) 312-5413 (toll free from the US and Canada), or (253) 237-1511 (for international callers). Investors may also access a live audio webcast of the call at www.coronadobiosciences.com on the Events & Webcasts page.

A replay of the webcast will be available shortly after the conclusion of the call. The webcast archive will remain available for one year. An audio replay will also be available shortly after the conclusion of the call and will be made available until May 15, 2013. The audio replay can be accessed by dialing (855) 859-2056 (toll free from the US and Canada), or (404) 537-3406 (for international callers) and entering Event ID 54197810.

About Coronado Biosciences

Coronado Biosciences is engaged in the development of novel immunotherapy biologic agents. The company’s two principal pharmaceutical product candidates in clinical development are: TSO (Trichuris suis ova or CNDO-201), a biologic for the treatment of autoimmune diseases, such as Crohn’s disease, ulcerative colitis and multiple sclerosis; and CNDO-109, a biologic that activates natural killer (NK) cells, for the treatment of acute myeloid leukemia (AML), multiple myeloma and solid tumors. For more information, please visit www.coronadobiosciences.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the company’s product development programs and any other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated are: risks relating to the results of research and development activities; uncertainties relating to preclinical and clinical testing; our ability to attract, integrate and retain key personnel; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; the early stage of products under development; our need for substantial additional funds; government regulation; patent and intellectual property matters; our dependence on third party suppliers; and competition; as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Contact:

Lucy Lu, MD, Executive Vice President & Chief Financial Officer

Coronado Biosciences, Inc.

781-652-4525; ir@coronadobio.com

Marcy Nanus, Vice President

The Trout Group, LLC.

646-378-2927; mnanus@troutgroup.com

Susan Forman

Dian Griesel Inc.

212-825-3210; susan@dgicomm.com

CORONADO BIOSCIENCES, INC. AND SUBSIDIARY

(A development stage enterprise)

Consolidated Balance Sheets

($ in thousands)

(Unaudited)

	March 31, 2013	December 31, 2012

ASSETS

Cash and cash equivalents	$44,052	$40,199

Prepaid and other current assets	1,010	393

Total current assets	45,062	40,592

Property and equipment net	50	51

Other	344	349

Total Assets	$45,456	$40,992

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$6,168	$5,132

Note payable, non-current	11,086	12,386

Other long-term liabilities	1,474	1,441

Total Liabilities	18,728	18,959

Stockholders’ Equity	26,728	22,033

Total Liabilities and Stockholders’ Equity	$45,456	$40,992

CORONADO BIOSCIENCES, INC. AND SUBSIDIARY

(A development stage enterprise)

Consolidated Statements of Operations

($ in thousands except for share amounts)

(Unaudited)

	For the three months ended March 31,
	2013	2012
Operating expenses:

Research and development	$5,974	$4,581

General and administrative	2,484	2,000

Loss from operations	(8,458)	(6,581)

Interest income	76	44

Interest expense	(476)	(19)

Net loss	($8,858)	($6,556)

Basic and diluted net loss per common share	($0.35)	($0.35)

Weighted average common shares outstanding—basic and diluted	25,182,369	18,604,245